Exhibit 99.1

Andreas O. Tobler Resigns as Senetek Managing Director

Will Be Consultant for Europe and Remain as Board Member

Napa, Calif., June 15, 2004 /PRNewswire-FirstCall/ — Senetek PLC (Nasdaq: SNTK—News). www/senetekplc.com, a healthcare technologies company focused on developing and co-marketing products for anti-aging markets worldwide, today announced that Andreas O. Tobler, a member of Senetek’s Board of Directors since 1997 and Managing Director of Europe since 2002, has resigned his executive position effective June 1 but will continue to be involved as a consultant in expanding the Company’s business in Europe with special emphasis on partnering to bring Senetek’s erectile dysfunction drug Invicorp® to market and broadening the Company’s base of proprietary new compounds for the rapidly-growing dermatological and skin care markets. Mr. Tobler will remain a member of Senetek’s Board of Directors.

Frank J. Massino, Chairman of the Board and Chief Executive Officer of Senetek, said, “Andreas’ contribution to Senetek over the past six years has been enormous. With his background in finance and emerging biopharmaceuticals and his strong relationships, particularly in Europe, he has played a major role in all aspects of the Company’s business. Andreas’ role as a consultant will allow him to pursue some of his other personal goals while still having significant involvement and input into the future of Senetek. As he transitions to this new role his unique talents will continue to be available to us, as a Director and now as a consultant, and all of us at Senetek look forward to our continued collaboration.”

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Senetek is a life sciences-driven product development and licensing company primarily focused on the high growth market for dermatological and skincare products primarily addressing photoaging and age-related skin conditions. Senetek’s patented compound Kinetin is a naturally occurring cytokinin that has proven effective in improving the appearance of aging skin with virtually none of the side effects associated with acid-based active ingredients. Senetek has licensed Kinetin to leading global and regional dermatological and skincare marketers including Valeant Pharmaceuticals International (formerly ICN), The Body Shop and Revlon. Senetek recently announced new agreements with Valeant Pharmaceuticals under which Valeant gained rights to license Zeatin, a patented analogue of Kinetin, on an exclusive basis throughout the world on substantially the same commercial terms as under its Kinetin license. Senetek’s researchers at the University of Aarhus, Denmark, are collaborating with the Institute of Experimental Botany, Prague, and Beiersdorf AG, Hamburg, to identify and evaluate new compounds for this high growth field.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext.102

E-mail: Pknopick@eandecommunications.com

Safe Harbor Statement

This news release contains statements that may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, including those that might imply success in further extending Senetek’s business activities in Europe and elsewhere overseas. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those expressed in such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2003. However, the Company necessarily can give no assurance that it has identified all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.